Exhibit 99.1

ION announces CFO transition
HOUSTON - December 27, 2019 - ION Geophysical Corporation (NYSE: IO) today announced that Steve Bate, Executive Vice President and Chief Financial Officer, will be retiring and stepping down from his position as CFO effective February 1, 2020. Mr. Bate, who joined ION in 2005, will remain with ION as a Strategic Advisor to the CEO until the end of June to facilitate a seamless transition.

“On behalf of ION and our Board of Directors, I would like to thank Steve for his many contributions over the last 15 years,” said Chris Usher, ION’s President and Chief Executive Officer. “He has held a number of financial and operational leadership positions at ION and was instrumental in helping us navigate multiple challenging E&P cycles.”
Mr. Bate will be succeeded by Mike Morrison as the Company’s Executive Vice President and Chief Financial Officer (Interim). In his 17-year tenure with ION, Mr. Morrison has exceled in a variety of senior positions in finance and accounting, mostly recently as Vice President of Finance and Treasurer.

“Mike has in-depth knowledge and extensive experience to effectively steward ION’s financial management,” said Chris Usher, ION’s President and Chief Executive Officer. “He has worked closely with our executive team on a number of strategic financial initiatives, including multiple capital market transactions, and I’m looking forward to working with him to deliver value to all of our stakeholders.”

About ION
ION develops and leverages innovative technologies, creating value through data capture, analysis and optimization to enhance critical decision-making, enabling superior returns. For more information, visit iongeo.com.
Contacts
ION (Investor relations)
Executive Vice President and Chief Financial Officer
Steve Bate, +1 281.552.3011
steve.bate@iongeo.com
ION (Media relations)
Vice President, Communications
Rachel White, +1 281.781.1168
rachel.white@iongeo.com

The information herein contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements may include information and other statements that are not of historical fact. Actual results may vary materially from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include the risks associated with the timing and development of ION Geophysical Corporation's products and services; pricing pressure; decreased demand; changes in oil prices; and political, execution, regulatory, and currency risks. These risks and uncertainties also include risks associated with the WesternGeco litigation and other related proceedings. We cannot predict the outcome of this litigation or the related proceedings. For additional information regarding these various risks and uncertainties, including the WesternGeco litigation, see our Form 10-K for the year ended December 31, 2017, filed on February 8, 2018. Additional risk factors, which could affect actual results, are disclosed by the Company in its filings with the Securities and Exchange Commission ("SEC"), including its Form 10-K, Form 10-Qs and Form 8-Ks filed during the year. The Company expressly disclaims any obligation to revise or update any forward-looking statements.